This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933. The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus do not constitute an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where an offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-168453

Subject to completion, dated August 16, 2010

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated August 2, 2010)

Moody’s Corporation

$

        % Senior Notes due

Interest payable              and

We are offering $             aggregate principal amount of our         % Senior Notes due                     . The notes will be our senior unsecured obligations, will rank equally with all of our other unsecured and unsubordinated indebtedness and will not be convertible or exchangeable. We do not intend to apply for listing of the notes on any securities exchange.

We will pay interest on the notes semi-annually on              and              of each year, beginning on                     , 2011. The notes will mature on                     ,     . We may redeem some or all of the notes at our option from time to time, prior to their maturity, as discussed under the caption, “Description of notes—Optional redemption” in this prospectus supplement.

If we experience a change of control triggering event, each holder of notes may require us to repurchase some or all of its notes at a purchase price equal to 101% of the aggregate principal amount of the notes repurchased, plus any accrued and unpaid interest up to, but not including, the repurchase date. See “Description of notes—Change of control.”

Investing in the notes involves risks. You should carefully read and consider the risk factors included in this prospectus supplement beginning on page S-12 and included in our periodic reports and other information that we file with the Securities and Exchange Commission before you invest in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Public offering price	Underwriting discount	Proceeds, before expenses, to Moody’s Corporation

Per note	%	%	%

Total	$	$	$

The initial public offering price set forth above does not include accrued interest. Interest on the notes will begin to accrue on                     , 2010 and must be paid by the purchaser if the notes are delivered after August             , 2010.

The underwriters expect to deliver the notes in book-entry form through the facilities of The Depository Trust Company and its participants, including Clearstream and Euroclear, on or about              ,             .

Joint Book-Running Managers:

Goldman, Sachs & Co.	J.P. Morgan	Citi

August             , 2010.

Prospectus Supplement

Prospectus

In this prospectus supplement, except as otherwise indicated, the “Company,” “Moody’s,” “we,” “our,” and “us” refer to Moody’s Corporation and its subsidiaries.

i

About this prospectus supplement

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the debt securities we may offer from time to time. This prospectus supplement describes the specific details regarding this offering. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus filed by us with the Securities and Exchange Commission, or the SEC. We have not, and the underwriters have not, authorized anyone else to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus, any free writing prospectus or any document incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Disclosure regarding forward-looking statements

Certain statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein are forward-looking statements and are based on future expectations, plans and prospects for our business and operations that involve a number of risks and uncertainties. Such statements involve estimates, projections, goals, forecasts, assumptions and uncertainties that could cause actual results or outcomes to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements. Those statements appear at various places throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein, including in the sections containing the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “will,” “predict,” “potential,” “continue,” “strategy,” “aspire,” “target,” “forecast,” “project,” “estimate,” “should,” “could,” “may” and similar expressions or words and variations thereof relating to our views on future events, trends and contingencies. Investors are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements and other information speak only as of the date on the front cover of the applicable document, and we undertake no obligation (nor do we intend) to publicly supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are identifying examples of factors, risks and uncertainties that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to:

•

the current world-wide credit market disruptions and economic slowdown, which is affecting and could continue to affect the volume of debt and other securities issued in domestic and/or global capital markets;

•

other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including credit quality concerns, changes in interest rates and other volatility in the financial markets;

•	the uncertain effectiveness and possible collateral consequences of United States and foreign government initiatives to respond to the economic slowdown;

•	concerns in the marketplace affecting our credibility or otherwise affecting market perceptions of the integrity or utility of independent agency ratings;

•	the introduction of competing products or technologies by other companies;

•	pricing pressure from competitors and/or customers;

•

the impact of regulation as a nationally recognized statistical rating organization, or an NRSRO, and the potential for new United States, state and local legislation and regulations, including provisions in the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Financial Reform Act, and anticipated regulations resulting from that law;

•	the potential for increased competition and regulation in foreign jurisdictions;

•	exposure to litigation related to our rating opinions, as well as any other litigation to which we may be subject from time to time;

•	provisions in the Financial Reform Act modifying pleading and liability standards applicable to credit rating agencies in a manner adverse to rating agencies;

•	the possible loss of key employees;

•	failures or malfunctions of our operations and infrastructure;

•	the outcome of any review by controlling tax authorities of our global tax planning initiatives;

•

the outcome of those Legacy Tax Matters (as defined in the documents incorporated by reference herein) and legal contingencies that relate to us, our predecessors and affiliated companies for which we have assumed portions of the financial responsibility;

•	our ability to successfully integrate acquired businesses; and

•	a decline in the demand for credit risk management tools by financial institutions.

The foregoing factors, risks and uncertainties as well as other risks and uncertainties that could cause Moody’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements are described in greater detail under “Risk factors” in this prospectus supplement, in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010, and in other filings made by us from time to time with the SEC or in materials incorporated herein or therein. Investors are cautioned that the occurrence of any of these factors, risks and uncertainties may cause our actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements, which could have a material and adverse effect on our business, results of operations and financial condition. New factors may emerge from time to time, and it is not possible for us to predict new factors, nor can we assess the potential effect of any new factors on us.

Summary

This summary highlights the information contained elsewhere, or incorporated by reference, in this prospectus supplement. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement, the accompanying prospectus and the documents to which we refer you. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included elsewhere in this prospectus supplement and the accompanying prospectus and incorporated by reference herein.

Moody’s Corporation

Moody’s is a provider of (i) credit ratings, (ii) credit and economic related research, data and analytical tools, (iii) risk management software and (iv) quantitative credit risk measures, credit portfolio management solutions and training services. In 2007 and prior years, Moody’s operated in two reportable segments: Moody’s Investors Service, or MIS, and Moody’s KMV. Beginning in January 2008, Moody’s segments were changed to reflect the business reorganization announced in August 2007 and Moody’s now reports in two new reportable segments: MIS and Moody’s Analytics, or MA. As a result of this reorganization, the rating agency remains in the MIS operating segment and several ratings business lines have been realigned. All of Moody’s other non-rating commercial activities are included within the new MA segment.

MIS, the credit rating agency, publishes credit ratings on a wide range of debt obligations and the entities that issue such obligations in markets worldwide, including various corporate and governmental obligations, structured finance securities and commercial paper programs. Revenue is derived from the originators and issuers of such transactions who use MIS ratings to support the distribution of their debt issues to investors. MIS provides ratings in more than 110 countries. Ratings are disseminated via press releases to the public through a variety of print and electronic media, including the Internet and real-time information systems widely used by securities traders and investors. As of December 31, 2009, MIS had ratings relationships with approximately 12,000 corporate issuers and approximately 25,000 public finance issuers. Additionally, the Company has rated and currently monitors ratings on approximately 106,000 structured finance obligations (representing approximately 16,000 transactions).

The MA segment develops a wide range of products and services that support the credit risk management activities of institutional participants in global financial markets. Within its Research, Data and Analytics business, MA distributes investor-oriented research and data developed by MIS as part of its ratings process, including in-depth research on major debt issuers, industry studies, commentary on topical credit related events and also provides economic research and credit data and analytical tools such as quantitative credit risk scores. Within its Risk Management Software business, MA provides both economic and regulatory capital risk management software and implementation services. Within its professional services business it provides quantitative credit risk measures, credit portfolio management solutions and training services. As of December 31, 2009, MA customers represented more than 4,800 institutions worldwide operating in approximately 115 countries. Throughout 2009, Moody’s research website was accessed by 174,000 individuals and by users representing 29,000 client relationships.

We operated as part of the former Dun and Bradstreet Company, or Old D&B, until September 30, 2000, when Old D&B separated into two publicly traded companies—Moody’s Corporation and the New D&B Corporation, or New D&B (the “2000 Distribution”). At that time, Old D&B distributed to its shareholders shares of New D&B stock. New D&B comprised the business of Old D&B’s Dun & Bradstreet operating company. The remaining business of Old D&B consisted solely of the business of providing ratings and related research and credit risk management services and was renamed Moody’s Corporation. For purposes of governing certain ongoing relationships between us and New D&B after the 2000 Distribution and to provide for an orderly transition, we and New D&B entered into various agreements including a distribution agreement, tax allocation agreement and employee benefits agreement.

Corporate information

Our principal executive offices are located at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007, and our telephone number is (212) 553-0300. Our internet address is www.moodys.com. Information on our website does not constitute part of this prospectus supplement and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus supplement.

Recent developments

On July 21, 2010, the Financial Reform Act was signed into law. The Financial Reform Act will impact a number of institutions and industries that operate in the United States market, including credit rating agencies such as ourselves. See “Regulation.”

The offering

The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the notes, see “Description of notes” herein and “Description of Debt Securities” in the accompanying prospectus.

Issuer	Moody’s Corporation

Notes offered	$ million aggregate principal amount of % Senior Notes due .

Maturity	The notes will mature on , .

Interest	Interest will accrue on the notes at the rate of % per year, and will be payable in cash semi-annually in arrears on and of each year, beginning on , 2011. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking	The notes will be general unsecured obligations of ours and will rank equally with all of our existing and future unsubordinated obligations.

Holders of any of our existing or future secured indebtedness will have claims that are prior to your claims as holders of the notes, to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding.

As of June 30, 2010, we had approximately $1.1 billion of senior, unsecured indebtedness outstanding ranking equally with the notes, and we had no secured indebtedness outstanding.

As of August 9, 2010, our outstanding borrowings under our five-year senior, unsecured revolving credit facility were $150 million and our outstanding commercial paper balance was approximately $196 million.

The notes will be structurally subordinated to all existing and future obligations of our subsidiaries, including claims with respect to trade payables. As of June 30, 2010, our subsidiaries had no indebtedness, but they had approximately $1.3 billion of other liabilities outstanding (excluding intercompany liabilities).

No guarantees	The notes will not be guaranteed by any of our subsidiaries.

Further issues	We may create and issue further notes ranking equally and ratably in all respects with the notes being offered hereby, so that such further notes will be consolidated and form a single series with the notes being offered hereby and will have the same terms as to status, CUSIP number or otherwise. See “Description of notes—Further issues.”

Optional redemption	We may redeem all or a portion of the notes at our option at any time at the “make-whole” redemption price described under “Description of notes—Optional redemption.”

Certain covenants	We will issue the notes under an indenture that will, among other things, limit our ability to create liens and enter into sale and leaseback transactions. All of these limitations will be subject to a number of important qualifications and exceptions. See “Description of notes.”

Repurchase at the option of the holders of the notes	If we experience a change of control triggering event, each holder of notes may require us to repurchase some or all of the notes at a purchase price equal to 101% of the aggregate principal amount of the notes repurchased, plus any accrued and unpaid interest up to, but not including, the repurchase date. See “Description of notes—Change of control.”

Use of proceeds	The net proceeds from this offering after deducting the underwriters’ discount and our estimated expenses will be approximately $ million. We expect to use the net proceeds from this offering for general corporate purposes, which may include repayment of debt, as set forth under “Use of proceeds.”

Conflicts of interest	Affiliates of certain of the underwriters in this offering are lenders under our revolving credit facility and dealers of our commercial paper and may receive a portion of the net proceeds from this offering. See “Underwriting—Conflicts of interest” in this prospectus supplement.

Book-entry form	The notes will be issued in the form of one or more fully registered global notes, which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, or the Depositary, and registered in the name of Cede & Co., the Depositary’s nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary. Investors may elect to hold interests in the global notes through either the Depositary (in the United States), or Clearstream Banking Luxembourg S.A. or Euroclear Bank S.A./N.V. as operator of the Euroclear System (in Europe), if they are participants in those systems, or indirectly through organizations that are participants in those systems.

Absence of public market	The notes are new securities for which there is currently no established market. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making activities with respect to the notes without notice to you or us. We do not intend to apply for listing of the notes on any securities exchange.

Governing law	The notes and the indenture under which they will be issued will be governed by New York law.

Trustee	Wells Fargo Bank, National Association

Risk factors	Investing in the notes involves risk. See “Risk factors” and the other information included in or incorporated by reference in this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in the notes.

Selected financial data

The following tables summarize our consolidated financial data for the periods presented. The summary consolidated financial information for the five years ended December 31, 2009 is derived from our audited financial statements for the five years ended December 31, 2009. The summary statements for the six months ended June 30, 2009 and 2010 are derived from our unaudited financial statements. Our unaudited financial statements have been prepared on the same basis as the audited financial statements and notes thereto and, in the opinion of our management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the information for the unaudited interim periods. Our historical results are not necessarily indicative of results to be expected for any future period.

You should read the following summary consolidated financial information in conjunction with the consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2009 and included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, which are incorporated herein by reference. See “Where you can find more information” and “Incorporation of certain documents by reference” in the prospectus accompanying this prospectus supplement.

	Year Ended December 31,
amounts in millions, except per share data	2009	2008	2007	2006	2005

Results of operations
Revenue	$1,797.2	$1,755.4	$2,259.0	$2,037.1	$1,731.6
Operating and selling, general and administrative expenses	1,028.1	934.6	1,035.1	898.7	756.8
Depreciation and amortization	64.1	75.1	42.9	39.5	35.2
Restructuring	17.5	(2.5)	50.0	—	—
Gain on sale of building	—	—	—	(160.6)	—

Operating income	687.5	748.2	1,131.0	1,259.5	939.6
Non-operating (expense) income, net(1)	(41.3)	(18.4)	(9.0)	4.4	(2.0)

Income before provision for income taxes	646.2	729.8	1,122.0	1,263.9	937.6
Provision for income taxes(2)	239.1	268.2	415.2	506.6	373.9

Net income	407.1	461.6	706.8	757.3	563.7
Less: Net income attributable to noncontrolling interests(3)	5.1	4.0	5.3	3.4	2.9
Net income attributable to Moody’s	$402.0	$457.6	$701.5	$753.9	$560.8

Earnings per share
Basic	$1.70	$1.89	$2.63	$2.65	$1.88
Diluted	$1.69	$1.87	$2.58	$2.58	$1.84

Weighted average shares outstanding
Basic	236.1	242.4	266.4	284.2	297.7
Diluted	237.8	245.3	272.2	291.9	305.6

Dividends declared per share	$0.405	$0.40	$0.34	$0.29	$0.24

	December 31,
amounts in millions	2009	2008	2007	2006	2005

Balance sheet data
Total assets	$2,003.3	$1,773.4	$1,714.6	$1,497.7	$1,457.2
Long-term debt	$746.2	$750.0	$600.0	$300.0	$300.0
Total Moody’s shareholders’ (deficit) equity	$(606.2)	$(994.4)	$(783.6)	$167.4	$309.4

(1)	The 2009, 2008 and 2007 amounts include a benefit of $6.5 million, $13.3 million and $31.9 million, respectively, related to the favorable resolution of certain Legacy Tax Matters.

(2)	The 2009, 2007, 2006 and 2005 amounts include net benefits of $4.3 million, $20.4 million, $2.4 million and $8.8 million, respectively, relating to certain Legacy Tax Matters.

(3)	Amounts relate to new disclosure requirement for ownership interests in consolidated subsidiaries held by parties other than the Company (noncontrolling interests).

	Six Months Ended June 30,
amounts in millions, except per share data	2010	2009

Results of operations
Revenue	$954.4	$859.6
Operating and selling, general and administrative expenses	536.5	477.3
Depreciation and amortization	31.0	31.3
Restructuring	(0.4)	14.9
Operating income	387.3	336.1
Non-operating (expense) income, net(1)	(26.9)	(19.9)
Income before provision for income taxes	360.4	316.2
Provision for income taxes(2)	123.1	114.1
Net income	237.3	202.1
Less: Net income attributable to noncontrolling interests	2.9	2.6
Net income attributable to Moody’s	$234.4	$199.5
Earnings per share
Basic	$0.99	$0.85
Diluted	$0.99	$0.84
Weighted average shares outstanding
Basic	236.1	235.8
Diluted	237.8	237.3
Dividends declared per share	$0.105	$0.10

amounts in millions	June 30, 2010	December 31, 2009

Balance sheet data
Total assets	$1,957.7	$2,003.3
Long-term debt	$742.5	$746.2
Total Moody’s shareholders’ (deficit)	$(500.1)	$(606.2)

(1)	The 2010 and 2009 amounts include interest income of $2.5 million and $6.5 million, respectively, related to the favorable resolution of certain Legacy Tax Matters.

(2)	The 2010 and 2009 amounts include net benefits of $3.1 million and $4.3 million, respectively, relating to the favorable resolution of certain Legacy Tax Matters.

Ratio of earnings to fixed charges

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated.

	Six months ended June 30,	Years ended December 31,
	2010	2009	2008	2007	2006	2005

Ratio of earnings to fixed charges(1)	10.2	10.2	8.6	14.2	52.6	34.2

(1)	For the purpose of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes and non-controlling interests plus fixed charges and amortization of capitalized interest expense, less capitalized interest. Fixed charges are the sum of interest on borrowings and one-third of rental expense, which represents our estimate of the interest component of rental expense. Additionally, fixed charges include interest expense (income), net related to unrecognized tax benefits. As of the date of this prospectus supplement, we had no preferred stock outstanding.

Risk factors

An investment in the notes involves significant risks. Before purchasing the notes you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2010 and June 30, 2010, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus supplement. Our business, results of operations or financial condition could be adversely affected by any of these risks or by additional risks and uncertainties not currently known to us or that we currently consider immaterial.

Our level of indebtedness could limit cash flow available for our operations and could adversely affect our ability to service our debt or obtain additional financing, if necessary.

As of June 30, 2010, our total debt outstanding was approximately $1.1 billion, which includes amounts outstanding under our commercial paper program of approximately $356.4 million as well as the current portion of our long-term debt of approximately $7.5 million. As of August 9, 2010, our outstanding borrowings under our five-year senior, unsecured revolving credit facility were $150 million and our outstanding commercial paper balance was approximately $196 million. Our level of indebtedness could restrict our operations and make it more difficult for us to satisfy our obligations under the notes. For example, our level of indebtedness could, among other things:

•	limit our ability to obtain additional financing for working capital, capital expenditures and acquisitions or make such financing more costly;

•

require us to dedicate all or a substantial portion of our cash flow to service our debt, which will reduce funds available for other business purposes, such as capital expenditures, dividends or acquisitions;

•	limit our flexibility in planning for or reacting to changes in the markets in which we compete;

•	place us at a competitive disadvantage relative to our competitors with less indebtedness;

•	render us more vulnerable to general adverse economic and industry conditions; and

•	make it more difficult for us to satisfy our financial obligations, including those relating to the notes.

In addition, the indenture governing the notes, our existing credit agreements and the terms of the agreements governing our other outstanding indebtedness contain or will contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of our outstanding indebtedness and cause our debt to become immediately due and payable, including the notes.

We are a holding company. Our only material source of cash is and will be distributions from our subsidiaries, and the notes are effectively subordinated to all of the indebtedness and other liabilities of our subsidiaries.

We are a holding company and substantially all of our operations are conducted through direct and indirect subsidiaries. As a holding company, we own no significant assets other than our equity in our subsidiaries, and our ability to meet our debt service obligations, including payments on the notes, will be dependent on dividends and other distributions or payments from our subsidiaries. The ability of our subsidiaries to pay dividends or make distributions or other payments to us depends upon the availability of cash flow from operations, proceeds from the sale of assets and/or borrowings, and, in the case of non-wholly owned subsidiaries, our contractual arrangements with other equity holders.

As of June 30, 2010, our subsidiaries had no indebtedness, but they had approximately $1.3 billion of other liabilities outstanding (excluding intercompany liabilities). Our right to receive any assets of any of our subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade and other creditors and preferred stockholders, if any (except as provided by the limitations on liens covenant). Furthermore, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to indebtedness held by us.

The notes will be effectively subordinated to all of our existing and future secured indebtedness.

The notes will not be secured by any of our assets. As a result, the indebtedness represented by the notes will be effectively subordinated to any existing and future secured indebtedness we may incur to the extent of the value of the assets securing such indebtedness. The terms of the indenture will permit us to incur secured debt, subject to some limitations. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding up, liquidation or reorganization, or other bankruptcy proceeding, any secured creditors would have a claim to their collateral superior to that of the notes.

Our ability to service our debt and meet our cash requirements depends on many factors, some of which are beyond our control.

Our ability to satisfy our obligations will depend on our future operating performance and financial results, which will be subject, in part, to factors beyond our control, including interest rates and general economic, financial, regulatory and business conditions. If we are unable to generate sufficient cash flow to service our debt, we may be required to:

•	refinance all or a portion of our debt, including the notes;
•	obtain additional financing;
•	sell some of our assets or operations;
•	reduce or delay capital expenditures and/or acquisitions; or
•	revise or delay our strategic plans.

If we are required to take any of these actions, it could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that we would be able to take any of these actions, that these actions would enable us to continue to satisfy our capital requirements or that these actions would be permitted under the terms of our various debt instruments.

Our failure to meet the terms of covenants in our existing debt agreements may result in an event of default.

Covenants in certain of our existing debt agreements include restrictions on our ability to, among other things, enter into transactions with affiliates, dispose of assets, incur or create liens and enter into sale and leaseback transactions. In addition, a covenant in certain of our existing debt agreements limits our ability to consolidate with or merge with any other corporation or convey, transfer or lease substantially all of our assets. Certain of our existing debt agreements also contain financial covenants that require us to maintain a ratio of total indebtedness to earnings before interest, taxes, depreciation and amortization, or a Debt/EBITDA ratio, of not more than 4.0 to 1.0 at the end of any fiscal quarter. At June 30, 2010, our Debt/EBITDA ratio was 1.4. Events beyond our control can affect our ability to meet these covenants.

If we are unable to meet the terms of our financial covenants, or if we break any of these covenants, a default could occur under one or more of these debt agreements. A default, if not waived by our lenders, could result in the acceleration of our outstanding indebtedness and cause our debt to become immediately due and payable. If acceleration occurs, we would not be able to repay our debt and it is unlikely that we would be able to borrow sufficient funds to refinance our debt. Even if new financing is offered to us, it may not be on terms acceptable to us.

We may not be able to repurchase the notes upon a change of control.

Upon a change of control triggering event, as defined under the indenture governing the notes, we are required to offer to repurchase all of the notes then outstanding at a price equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued interest. In order to obtain sufficient funds to pay the purchase price of the outstanding notes, we expect that we would have to refinance the notes. We cannot assure you that we would be able to refinance the notes on reasonable terms, if at all. Our failure to offer to purchase all outstanding notes or to purchase all validly tendered notes would be an event of default under the indenture governing the notes. Such an event of default may cause the acceleration of our other indebtedness. Our future indebtedness may also contain restrictions on repayment requirements with respect to specified events or transactions that constitute a change of control triggering event under the indenture. Please see the section entitled “Description of notes—Change of control.”

We may choose to redeem the notes when prevailing interest rates are relatively low.

The notes are redeemable at our option, and we may choose to redeem some or all of the notes from time to time, especially when prevailing interest rates are lower than the rate borne by the notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. Our redemption right also may adversely affect your ability to sell your notes as the optional redemption date or period approaches. See “Description of notes—Optional redemption.”

There is no current public market for the notes and a market may not develop.

The notes are a new issue of securities for which there is currently no public trading market. We cannot guarantee:

•	the liquidity of any market that may develop for the notes;

•	your ability to sell the notes; or
•	the price at which you might be able to sell the notes.

Liquidity of any market for the notes and future trading prices of the notes will depend on many factors, including:

•	prevailing interest rates;
•	our operating results; and
•	the market for similar securities.

The underwriters have advised us that they currently intend to make a market in the notes, but they are not obligated to do so and may cease any market making at any time without notice. We do not intend to apply for listing of the notes on any securities exchange. As a result, it may be difficult for you to find a buyer for the notes at the time you want to sell them and, even if you find a buyer, you might not receive the price you want.

Use of proceeds

We estimate that we will receive net proceeds from this offering of approximately $         million, after deducting underwriting discounts and estimated expenses of the offering payable by us. We expect to use the net proceeds from this offering for general corporate purposes, including:

•

redemption and repayment of short-term or long-term borrowings, which may include repayment of up to $         million of borrowings under our five-year senior, unsecured revolving credit facility and repayment of up to $         million of our commercial paper debt;

•	working capital;
•	capital expenditures;
•	acquisitions of or investments in businesses or assets; and
•	purchases of our common stock under our authorized stock repurchase program.

As of August 9, 2010, the weighted average interest rate on the credit facility borrowings which may be repaid was 0.54%, and our outstanding borrowings under the credit facility were $150 million. We used the borrowings under the credit facility to repay commercial paper debt. Our revolving credit facility matures on September 28, 2012. As of August 9, 2010, the weighted average interest rate on the commercial paper debt which may be retired was approximately 0.48%, and our outstanding commercial paper balance was approximately $196 million. Affiliates of certain of the underwriters in this offering are lenders under our revolving credit facility and dealers of our commercial paper and may receive a portion of the net proceeds from this offering. See “Underwriting—Conflicts of interest” in this prospectus supplement.

Pending application of the net proceeds from the sale of the notes, we may invest the net proceeds in short-term investments.

Description of other indebtedness

2007 Credit facility

On September 28, 2007, we and certain of our subsidiaries entered into a five-year senior, unsecured revolving credit facility, or the 2007 Facility, with Citibank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, and JPMorgan Chase Bank, National Association, as documentation agent, and other lenders in an aggregate principal amount of $1.0 billion that expires in September 2012. The 2007 Facility serves, in part, to support our commercial paper program described below. Interest on borrowings under the 2007 Facility are payable at rates that are based on the London InterBank Offered Rate, or LIBOR, plus a premium that can range from 16.0 basis points to 40.0 basis points of the outstanding borrowing amount depending on our Debt/EBITDA ratio. We also pay quarterly facility fees, regardless of borrowing activity under the 2007 Facility. The quarterly fees for the 2007 Facility can range from 4.0 to 10.0 basis points of the 2007 Facility amount per annum, depending on our Debt/EBITDA ratio. Under the 2007 Facility, we also pay a utilization fee of 5.0 basis points on borrowings outstanding when the aggregate amount outstanding under the 2007 Facility exceeds 50% of the total 2007 Facility.

The 2007 Facility contains covenants that, among other things, restrict our and our subsidiaries’ ability, without the approval of the lenders, to engage in mergers, consolidations, asset sales, transactions with affiliates and sale-leaseback transactions or to incur liens. The 2007 Facility also contains financial covenants that, among other things, require us to maintain a Debt/EBITDA ratio of not more than 4.0 to 1.0 at the end of any fiscal quarter. Upon the occurrence of certain events, such as failure to pay principal, interest or fees, the failure to comply with covenants, inaccuracy of representations or warranties, change of control, one or more judgments for the payment of money in an aggregate amount in excess of $50.0 million and certain other events constituting an event of default under the 2007 Facility, all loans outstanding under the 2007 Facility (including accrued interest and fees payable thereunder) may be declared immediately due and payable and all commitments under the 2007 Facility may be terminated. In addition, certain other events of default under the 2007 Facility would automatically result in amounts due becoming immediately due and payable and all commitments being terminated.

Commercial paper

On October 3, 2007, we entered into a commercial paper program on a private placement basis under which we may issue unsecured commercial paper notes up to a maximum aggregate amount outstanding at any time of $1.0 billion. Amounts available under the commercial paper program may be reborrowed. The commercial paper program is backstopped by our 2007 Facility. If at any time funds are not available on favorable terms under the commercial paper program, we may resort to the 2007 Facility for funding.

Goldman, Sachs & Co., Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and Wells Fargo Securities LLC act as dealers under the program pursuant to the terms and conditions of their respective commercial paper dealer agreements with us. JPMorgan Chase Bank, National Association, acts as issuing and paying agent under the program.

The commercial paper program provides the terms under which the dealers will either purchase from us or arrange for the sale by us of commercial paper notes pursuant to an exemption from federal and state securities laws. The commercial paper program contains customary representations, warranties, covenants and indemnification provisions.

The maturities of the commercial paper notes vary, but may not exceed 397 days from the date of issue. The principal amount of outstanding commercial paper notes under the program may not exceed $1.0 billion. The commercial paper notes will be sold at a discount from par or, alternatively, will be sold at par and bear interest at rates that will vary based upon market conditions at the time of the issuance of the commercial paper notes. The rates of interest depends on whether the commercial paper notes will be a fixed or floating rate. The interest on a floating rate may be based on the following: certificate of deposit rate, commercial paper rate, the federal funds rate, LIBOR, prime rate, treasury rate or such other base rate as may be specified in a supplement. The weighted average interest rate on commercial paper borrowings outstanding was approximately 0.4% and 0.3% as of June 30, 2010 and December 31, 2009, respectively.

The commercial paper program contains certain events of default including, among other things, non-payment of principal, interest or fees, entrance into any form of moratorium, and bankruptcy and insolvency events, subject in certain instances to cure periods.

Series 2007-1 notes

On September 7, 2007, we issued and sold through a private placement transaction, $300.0 million aggregate principal amount of our 6.06% Series 2007-1 Senior Unsecured Notes due 2017, or the Series 2007-1 notes, pursuant to a note purchase agreement, or the 2007 Agreement. Under the terms of the 2007 Agreement, we may, from time to time, within five years after the closing of the private placement, in our sole discretion, issue additional series of senior notes in an aggregate principal amount of up to $500.0 million pursuant to one or more supplements to the 2007 Agreement.

The Series 2007-1 notes bear interest at the fixed rate of 6.06% and mature on September 7, 2017. Interest on the Series 2007-1 notes is due semiannually on March 7 and September 7 of each year. We may prepay the Series 2007-1 notes, in whole or in part, at any time at a price equal to 100% of the principal amount being prepaid, plus accrued and unpaid interest and a “make-whole” prepayment premium. Additionally, at the option of the holders of the Series 2007-1 notes, we may be required to prepay all of the Series 2007-1 notes upon the occurrence of a “change of control event,” as defined in the 2007 Agreement, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of prepayment.

The 2007 Agreement contains covenants that limit our and certain of our subsidiaries’ ability to, among other things, enter into transactions with affiliates, dispose of assets, incur or create liens and enter into sale and leaseback transactions. In addition, the 2007 Agreement contains a covenant that limits our ability to consolidate with or merge with any other corporation or convey, transfer or lease substantially all of our assets. Under the 2007 Agreement, we must also not permit our Debt/EBITDA ratio to exceed 4.0 to 1.0 at the end of any fiscal quarter.

The 2007 Agreement contains customary default provisions. In addition, an event of default will occur if we or any or our significant subsidiaries (as defined in the 2007 Agreement) are in default (i) in the payment of any principal of or premium or make-whole amount or interest on any indebtedness that is outstanding in an aggregate principal amount of at least $50.0 million beyond any applicable grace period, (ii) with any financial covenant contained in any instrument of indebtedness in an aggregate outstanding principal amount of at least $50.0 million beyond any applicable grace period or (iii) in the performance of or compliance with any term of any evidence of any indebtedness in an aggregate outstanding principal amount of at least $50.0 million or any other condition exists, and as a consequence of such default or condition such indebtedness has become, or has been declared due and payable before its stated maturity or before its regularly scheduled dates of payment. Upon the occurrence and during the continuation of an event of default under the 2007 Agreement, the Series 2007-1 notes may become immediately due and payable either automatically or by the vote of the holders of more than 50% of the aggregate principal amount of all of the Series 2007-1 notes then outstanding.

Series 2005-1 notes

On September 30, 2005, we issued and sold through a private placement transaction, $300.0 million aggregate principal amount of our 4.98% Series 2005-1 Senior Unsecured Notes due 2015, or the Series 2005-1 notes, pursuant to a note purchase agreement, or the 2005 Agreement. Under the terms of the 2005 Agreement, we may, from time to time, within five years after the closing of the private placement, in our sole discretion, issue additional series of senior notes in an aggregate principal amount of up to $700.0 million pursuant to one or more supplements to the 2005 Agreement.

The Series 2005-1 notes bear interest at the fixed rate of 4.98% and mature on September 30, 2015. Interest on the Series 2005-1 notes is due semiannually on March 30 and September 30 of each year. We may prepay the Series 2005-1 notes, in whole or in part, at any time at a price equal to 100% of the principal amount outstanding, plus accrued and unpaid interest and a “make-whole” prepayment premium.

The 2005 Agreement contains covenants that limit our and certain of our subsidiaries’ ability to, among other things, enter into transactions with affiliates, dispose of assets, incur or create liens and enter into sale and leaseback transactions. In addition, the 2005 Agreement contains a covenant that limits our ability to consolidate with or merge with any other corporation or convey, transfer or lease substantially all of our assets.

The 2005 Agreement contains customary default provisions. In addition, an event of default will occur if we or any of our significant subsidiaries (as defined in the 2005 Agreement) are in default (i) in the payment of any principal of or premium or make-whole amount or interest on any indebtedness that is outstanding in an aggregate principal amount of at least $50.0 million beyond any applicable grace period, (ii) in the compliance with any financial covenant contained in any instrument of indebtedness in an aggregate outstanding principal amount of at least $50.0 million beyond any applicable grace period or (iii) in the performance of or compliance with any term of any evidence of any indebtedness in an aggregate outstanding principal amount of at least $50.0 million or any other condition exists, and as a consequence of such default or condition such indebtedness has become, or has been declared due and payable before its stated maturity or before its regularly scheduled dates of payment. Upon the occurrence and during the continuation of an event of default under the 2005 Agreement, the Series 2005-1 notes may become immediately due and payable either automatically or by the vote of the holders of more than 50% of the aggregate principal amount of all of the Series 2005-1 notes then outstanding.

2008 Term loan

On May 7, 2008, we entered into a five-year, unsecured term loan, or the 2008 Term Loan, in an aggregate principal amount of $150.0 million. Interest on borrowings under the 2008 Term Loan,

which expires on May 7, 2013, are payable at rates that are based on LIBOR, plus a margin that can range from 125.0 basis points to 175.0 basis points depending on our Debt/EBITDA ratio. The outstanding borrowings amortize beginning in 2010, in accordance with the schedule of payments set forth in the 2008 Term Loan.

The 2008 Term Loan contains covenants that, among other things, restrict our ability to engage, or to permit our subsidiaries to engage in certain mergers, consolidations, asset sales, transactions with affiliates and sale-leaseback transactions or to incur, or permit our subsidiaries to incur, liens, in each case, subject to certain exceptions and limitations. The 2008 Term Loan also contains a covenant that requires us to maintain a Debt/EBITDA ratio of not more than 4.0 to 1.0 at the end of any fiscal quarter, as well as limits on the amount of debt that our subsidiaries may incur. Upon the occurrence of certain events, such as failure to pay principal, interest or fees, the failure to comply with covenants, inaccuracy of representations or warranties, change of control, one or more judgments for the payment of money in an aggregate amount in excess of $50.0 million and certain other events constituting an event of default under the 2008 Term Loan, all loans outstanding under the 2008 Term Loan (including accrued interest and fees payable thereunder) may be declared immediately due and payable.

At June 30, 2010, we were in compliance with all covenants contained within all of our debt agreements.

Regulation

In the United States, since 1975, MIS has been designated as an nationally recognized statistical rating organization, or NRSRO, by the SEC. The SEC first applied the NRSRO designation in that year to companies whose credit ratings could be used by broker-dealers for purposes of determining their net capital requirements. Since that time, Congress, the SEC and other governmental and private bodies have used the ratings of NRSROs to distinguish between “investment-grade” and “non-investment-grade” securities, among other purposes.

In September 2006, the Credit Rating Agency Reform Act of 2006, or CRA Reform Act, was passed, which created a voluntary registration process for rating agencies wishing to be designated as NRSROs. The CRA Reform Act provided the SEC with authority to oversee NRSROs, while prohibiting the SEC from regulating the substance of credit ratings or the procedures and methodologies by which any NRSRO determines credit ratings. In June 2007, the SEC published its first set of rules implementing the CRA Reform Act. These rules address the NRSRO application and registration process, as well as oversight rules related to recordkeeping, financial reporting, prevention of misuse of material non-public information, conflicts of interest, and prohibited acts and practices. In February 2009, the SEC published a second set of rules applicable to NRSROs, the majority of which provide requirements for managing conflicts of interest, enhancing record keeping requirements, and improving transparency of ratings performance and methodologies. In November 2009, the SEC published a third set of final rules for NRSROs. These rules, which came into force in June 2010, require additional disclosure of rating histories and prohibit NRSROs from rating structured finance products unless the issuer makes the same information accessible to all NRSROs that it provides to an NRSRO hired to determine the rating. In 2009, the SEC also determined to eliminate references to NRSRO ratings in certain regulations, retain some references and seek additional comments on other references.

The SEC has several pending rule proposals on credit rating agencies, including: (1) a rule proposal to require disclosure about credit ratings when ratings are used in connection with the sale of registered securities, (2) a rule proposal regarding the NRSRO compliance function and disclosure about revenues received for credit rating services, and (3) rule proposals regarding use of ratings in mutual fund and structured finance regulations.

MIS has been registered as an NRSRO with the SEC under the Securities and Exchange Act of 1934, as amended, or the Exchange Act, as of September 2007, and as of that time MIS has been subject to the SEC’s oversight rules described above. As required by the rules, MIS has made its Form NRSRO Initial Application, its Annual Certification of Form NRSRO, and any associated updates publicly available by posting it on the Regulatory Affairs page of the Moody’s website.

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Financial Reform Act, was signed into law on July 21, 2010. The Financial Reform Act will impact a number of institutions and industries that operate in the United States market, including credit rating agencies. The subtitle of the Financial Reform Act that addresses the credit rating agency industry is Title IX, Subtitle C. This subtitle, among other things, seeks to enhance transparency and accountability in the credit rating agency industry, and to reduce the regulatory reliance on credit ratings. The majority of the provisions of Subtitle C of Title IX of the Financial Reform Act seek to regulate the activities of those credit rating agencies that are registered under the SEC’s regulatory framework for NRSROs. Therefore, these provisions will apply to any credit rating agencies in MIS’s corporate family that fall under the NRSRO regime.

Provisions of the Financial Reform Act applicable to NRSROs include, among others:

•

heightened compliance standards, including the adoption of enhanced corporate governance and conflicts of interest policies and procedures, implementation of professional standards for credit analysts and periodic compliance examinations;

•

increased public disclosures, including disclosure of the ratings process and methodology, factors relied upon in formulating ratings, results of third-party due diligence and accuracy of prior ratings;

•	replacement of references to credit ratings in certain federal laws with broader references to the “credit-worthiness” of a security;

•	removal of a special exemption from Regulation FD for information provided by issuers to credit rating agencies for the purpose of developing a rating;

•	establishment of a mechanism to change how credit rating agencies are selected to address so-called “rating-shopping” by issuers and underwriters of structured financial products;

•

rescission of Rule 436(g) under the Securities Act, which provided NRSROs with an exemption from expert liability under the Securities Act for ratings information included in registration statements; and

•

changes to the pleading standards applicable to claims brought against credit rating agencies under Section 10(b) of the Exchange Act and adoption of an exclusion for credit ratings from the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995.

While the majority of these provisions are to be implemented through rule-making by the SEC, there are certain provisions that are effective immediately. These include provisions that potentially impact credit rating agencies’ liability environment. The enhanced regulatory regime for credit rating agencies could potentially increase the costs associated with the operation of a credit rating agency and increase the legal risk associated with the issuance of credit ratings. Moreover, it is possible that the number of legal proceedings, especially as related to future ratings, may increase materially and the potential exposure of credit rating agencies thereunder may also increase. It is possible that implementing changes to our operations to address the changed liability environment may result in lower revenues and/or increased expenses and may significantly change the manner in which we conduct our credit rating business.

Finally, as part of the ongoing debate surrounding the financial crisis, MIS participated in a hearing held by the Financial Crisis Inquiry Commission on June 2, 2010.

Internationally, several regulatory developments have occurred:

The G-8 and the G-20—The G-20 is an informal forum of industrial and emerging-market countries on key issues related to global economic stability. The G-20 is comprised of: Argentina, Australia, Brazil, Canada, China, France, Germany, India, Indonesia, Italy, Japan, Mexico, Russia, Saudi Arabia, South Africa, South Korea, Turkey, the United Kingdom and the United States and the European Union, or EU. In November 2008, the Heads of State of the G-20 reached agreement on a wide-ranging set of proposals to better regulate financial systems. Among other things, the G-20 committed to implement oversight of the credit rating agencies, consistent with the strengthened International Organization of Securities Commissions’ Code of Conduct (described below) and agreed that, in the medium term, the countries should implement a registration system for credit rating agencies. The G-20 also committed to formulate their regulations and other measures in a consistent manner and recommended that International Organization of Securities Commissions, or IOSCO, review credit rating agencies’ adoption of the standards and mechanisms for monitoring compliance.

On April 2, 2009, the G-20 Heads of State meeting was held in London, where the G-20 provided a six-part action plan to address the financial crisis: (1) to restore confidence, growth, and jobs, (2) to repair the financial system to restore lending, (3) to strengthen financial regulation and rebuild trust, (4) to fund and reform international financial institutions to overcome the current crisis and prevent future ones, (5) to promote global trade and investment and reject protectionism, and (6) to build an inclusive, green, and sustainable recovery. The G-20’s plan also contains a number of provisions that are specific to credit rating agencies. In particular, the G-20 member states agreed to extend regulatory oversight to and require registration of credit rating agencies in order to ensure that they adhere to the international code of good practice. On July 10, 2009, the G-8 restated its commitment to implement the G-20’s statement. The G-8 consists of the finance ministers and central bank governors of Canada, France, Germany, Italy, Japan, Russia, the United States and the United Kingdom.

In September 2009, the G-20 met in Pittsburgh and developed a progress report on actions to promote global financial regulatory reform. With respect to credit rating agencies, the G-20 acknowledged that stronger oversight regimes for credit rating agencies have been developed in the EU, the United States and Japan, and recognized that the development of good practices for due diligence by asset managers investing in structured finance products will result in reduced reliance on credit ratings. The G-20 also expressed concern about the creation of globally inconsistent regulations.

International Organization of Securities Commissions—In December 2004, the Technical Committee of IOSCO published its Code of Conduct Fundamentals for Credit Rating Agencies. In May 2008, IOSCO published the revised IOSCO Code. The changes made to the IOSCO Code broadly address greater transparency of methodologies and processes by credit rating agencies. In July 2008, IOSCO also announced that it will monitor the credit rating agencies implementation of the IOSCO Code changes and it will explore the means by which IOSCO members might work together to verify the proper and complete disclosure by credit rating agencies of information required by the IOSCO Code.

On March 12, 2009, IOSCO published its second review of the credit rating agencies implementation of the IOSCO Code. The report noted that seven out of the 21 credit rating agencies reviewed had implemented the IOSCO Code in their own codes of conduct. In particular, MIS was found to have substantially implemented the 2008 revisions to the IOSCO Code. IOSCO also published and sent a note to the G-20 and Financial Stability Forum regarding the use of the IOSCO Code as the basis for international oversight of credit rating agencies and mechanisms by which regulators can help assure adequate cross-border supervision of globally active credit rating agencies. In addition, IOSCO announced the establishment of a new standing committee that will address global issues regarding the credit rating agencies industry.

In November 2008, MIS revised its Code of Professional Conduct (fashioned on the IOSCO Code) to reflect the changes made to the IOSCO Code. Beginning in 2006, MIS has annually published a report that describes its implementation of its Code.

Finally, IOSCO is exploring the possibility of supervisory colleges and/or bilateral cooperation arrangements for the oversight of credit rating agencies to address concerns relating to globally fragmented regulations and in order to promote greater interaction between credit rating agencies and regulators, as well as greater coordination among regulators overseeing international credit rating agencies.

European Union—In late April 2009, the European Parliament voted and passed a new regulation, or the EU Regulation, that establishes an oversight regime for the credit rating agency industry in the EU. We expect that credit rating agencies will need to be in compliance with the EU Regulation of credit rating agencies in the third quarter of 2010. The framework for the EU Regulation requires the registration, formal regulation and periodic inspection of credit rating agencies operating in the EU. The EU Regulation also sets out specific requirements for the use of ratings that are produced outside of the EU and used for regulatory purposes in the EU. Among these is a requirement for the relevant competent authority in the EU and the competent authority of the non-EU jurisdiction where that rating has been produced to enter into a cooperation agreement containing provisions related to the exchange of information and the coordination of supervisory activities. The details of how these and other requirements will be implemented have yet to be decided. Although the Committee of European Securities Regulators has been providing guidance on interpretation and implementation, at this time it is too early to give a more precise assessment of the impact of the EU Regulation on MIS. We expect that there will be associated increases in our operational and compliance costs on a one-time and recurring basis.

The Basel Committee—In June 2004, the Basel Committee on Banking Supervision published a new bank capital adequacy framework, called Basel II, to replace its initial 1988 framework. Under Basel II, ratings assigned by recognized credit rating agencies or External Credit Assessment Institutions, or ECAIs, can be used by banks in determining credit risk weights for many of their institutional credit exposures. Recognized ECAIs could be subject to a broader range of oversight. National authorities have begun the ECAI recognition process. MIS has been recognized as an ECAI in several jurisdictions and the recognition process is ongoing in many others. MIS does not currently believe that Basel II will materially affect its financial position or results of operations. As a result of the recent developments in the financial markets, the banking authorities of the Basel Committee are reconsidering the overall Basel II framework. It is as yet too early to assess the form and content of this re-evaluation.

Other legislation and regulation relating to credit rating and research services is being considered by local, national and multinational bodies and this type of activity is likely to continue in the future. In addition, in certain countries, governments may provide financial or other support to locally-based rating agencies. For example, governments may from time to time establish official rating agencies or credit ratings criteria or procedures for evaluating local issuers. If enacted, any such legislation and regulation could change the competitive landscape in which MIS operates. The legal status of rating agencies has been addressed by courts in various decisions and is likely to be considered and addressed in legal proceedings from time to time in the future. Management of MIS cannot predict whether these or any other proposals will be enacted, the outcome of any pending or possible future legal proceedings, or regulatory or legislative actions, or the ultimate impact of any such matters on our competitive position, financial position or results of operations.

Description of notes

The notes due                  offered hereby will be issued under an indenture to be entered into between Moody’s Corporation and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and a first supplemental indenture thereto (together, the “indenture”). In this Description of notes, the “Company,” “we,” “us,” “our” and similar words refer to Moody’s Corporation and not to any of its subsidiaries.

Because this section is a summary, it does not describe every aspect of the notes and the indenture. This summary is subject to, and qualified in its entirety by reference to, all the provisions of the notes and the indenture, including definitions of certain terms used therein. You may obtain copies of the notes and the indenture by requesting them from us or the Trustee.

General

The notes:

•	will be senior unsecured obligations of ours;

•	will rank equally with all of our other senior unsecured indebtedness from time to time outstanding;

•	will be structurally subordinated to all existing and future obligations of our subsidiaries, including claims with respect to trade payables;

•	will initially be limited to $ million aggregate principal amount; and

•	will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Principal, maturity and interest

Each note will bear interest at a rate of         % per year. Interest will be payable semi-annually in arrears on                  and                  of each year, beginning on                 , 2011, and will be computed on the basis of a 360-day year of twelve 30-day months. Interest on the notes will accrue from and including the settlement date and will be paid to holders of record on the                  or                  immediately before the respective interest payment date.

The notes will mature on                     ,                 . On the maturity date of the notes, the holders will be entitled to receive 100% of the principal amount of the notes. The notes do not have the benefit of any sinking fund.

If any interest payment date falls on a day that is not a business day, then payment of interest may be made on the next succeeding business day and no interest will accrue because of such delayed payment. With respect to the notes, when we use the term “business day” we mean any day except a Saturday, a Sunday or a day on which banking institutions in the applicable place of payment are authorized or obligated by law, regulation or executive order to close.

Ranking

The notes will be general unsecured obligations of ours and will rank equally with all of our existing and future unsubordinated obligations. As of June 30, 2010, we had approximately $1.1 billion of senior unsecured indebtedness outstanding.

Holders of any secured indebtedness we may issue will have claims that are prior to your claims as holders of the notes, to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding.

We conduct our operations through subsidiaries. As a result, distributions or advances from our subsidiaries are a major source of funds necessary to meet our debt service and other obligations. Contractual provisions, laws or regulations, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash required to pay our debt service obligations, including payments on the notes. The notes will be “structurally” subordinated to all obligations of our subsidiaries including claims with respect to trade payables. This means that in the event of bankruptcy, liquidation or reorganization of any of our subsidiaries, the holders of notes will have no direct claim to participate in the assets of such subsidiary but may only recover by virtue of our equity interest in our subsidiaries (except to the extent we have a claim as a creditor of such subsidiary). As a result all existing and future liabilities of our subsidiaries, including trade payables and claims of lessors under leases, have the right to be satisfied in full prior to our receipt of any payment as any equity owner of our subsidiaries. As of June 30, 2010, our subsidiaries had no indebtedness, but they had approximately $1.3 billion of other liabilities outstanding (excluding intercompany liabilities).

Further issues

The indenture provides that we may issue debt securities (the “debt securities”) thereunder from time to time in one or more series, and permits us to establish the terms of each series of debt securities at the time of issuance. The indenture does not limit the aggregate amount of debt securities that may be issued under the indenture.

The notes will constitute a separate series of debt securities under the indenture, initially limited to $             million. Under the indenture, we may, without the consent of the holders of the notes, “reopen” the series and issue additional notes from time to time in the future but only if such additional notes are issued with less than a de minimis amount of original issue discount or are issued as part of a “qualified reopening” for U.S. federal income tax purposes. This means that, in circumstances where the indenture provides for the holders of debt securities of any series to vote or take any action, any of the outstanding notes as well as any respective additional notes that we may issue by reopening the series, will vote or take action as a single class.

Optional redemption

We may redeem all or a portion of the notes at our option at any time or from time to time as set forth below. We will mail notice to registered holders of such notes of our intent to redeem at least 30 days and not more than 60 days prior to the date set for redemption. We may redeem such notes at a redemption price equal to the greater of:

•	100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date; and

•

the sum, as determined by an Independent Investment Banker, of the present values of the remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus                      basis points, plus accrued and unpaid interest to, but excluding, the date of redemption.

If money sufficient to pay the redemption price of all of the notes (or portions thereof) to be redeemed on the redemption date is deposited with the Trustee or paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such notes (or such portion thereof) called for redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations or, if only one such Quotation is obtained, such Quotation.

“Independent Investment Banker” means an independent investment banking institution of national standing appointed by us, which may be one of the Reference Treasury Dealers.

“Reference Treasury Dealer” means any primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”) that we select. We have selected Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., and their respective successors as Primary Treasury Dealers.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), (2) if the period from the redemption date to the maturity date of the notes to be redeemed is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used, or (3) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

If we elect to redeem less than all of the notes, and such notes are at the time represented by a global note, then the depositary will select by lot the particular interests to be redeemed. If we elect to redeem less than all of the notes, and any of such notes are not represented by a global note, then the Trustee will select the particular notes to be redeemed in a manner it deems appropriate and fair (and the depositary will select by lot the particular interests in any global note to be redeemed).

We may at any time, and from time to time, purchase the notes at any price or prices in the open market or otherwise.

Merger, consolidation or sale of assets

Under the terms of the indenture, we will be permitted to consolidate or merge with another entity or to sell all or substantially all of our assets to another entity, subject to our meeting all of the following conditions:

•	any successor or purchaser is a corporation, limited liability company, partnership or trust organized under the laws of the United States of America, any State or the District of Columbia;

•

immediately following the consolidation, merger, sale or conveyance, the resulting, surviving or transferee entity (if other than us) would not be in default in the performance of any covenant in the indenture; and

•	we must deliver a supplemental indenture by which the surviving entity (if other than us) expressly assumes our obligations under the indenture.

In the event that we consolidate or merge with another entity or sell all or substantially all of our assets to another entity, the surviving entity (if other than us) will be substituted for us under the indenture, and we will be discharged from all of our obligations under the indenture.

Although there is a limited body of case law interpreting the phrase “all or substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of our assets. As a result, it may be unclear as to whether the merger, consolidation or sale of assets covenant would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction.

Change of control

Upon the occurrence of a Change of Control Triggering Event, unless we have exercised our right to redeem the notes as described under “Optional redemption” above, the indenture provides that each holder of notes will have the right to require us to purchase all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first class mail, a notice to each holder of notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of notes electing to have notes purchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

Our ability to pay cash to holders of notes upon a repurchase may be limited by our then existing financial resources. See “Risk factors—We may not be able to repurchase the notes upon a change of control.”

Holders will not be entitled to require us to purchase their notes in the event of a takeover, recapitalization, leveraged buyout or similar transaction that is not a Change of Control. In addition, holders may not be entitled to require us to purchase their notes in certain circumstances involving a significant change in the composition of our Board of Directors, including in connection with a proxy contest where our Board of Directors does not approve a dissident slate of directors but approves them as required by clause (4) of the first paragraph of the definition of “Change of Control.”

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the indenture by virtue of such compliance.

“Change of Control” means the occurrence of any one of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its Subsidiaries;

(2)	the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3)

of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares;

(3)	the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(4)	the first day on which the majority of the members of the board of directors of the Company cease to be Continuing Directors; or

(5)	the adoption of a plan relating to the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii) (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the notes cease to be rated Investment Grade by S&P or, if S&P and another “nationally recognized statistical rating organization” (as defined in Rule 15c3-1(c)(2)(vi)(F) of the Exchange Act) shall provide a rating of the notes, by S&P and any such other rating organization, on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as S&P or such other rating organization shall have publicly announced that it is considering a possible ratings change). Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Director” means, as of any date of determination, any member of the board of directors of the Company who:

(1)	was a member of such board of directors on the date of the indenture; or

(2)	was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Investment Grade” means a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and an equivalent rating of another “nationally recognized statistical rating organization” that shall provide a rating of the notes.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Limitations on liens

We will covenant in the indenture that we will not, and will not permit any Restricted Subsidiary to, create, assume, incur or guarantee any Indebtedness secured by a mortgage, security interest, pledge, lien, charge or other encumbrance upon any of our or our Restricted Subsidiaries’ properties or assets (a “Lien”), whether owned on the date of issuance of the notes or thereafter acquired, unless the notes are at least equally and ratably secured with such secured Indebtedness (together with, if we so determine, any other Indebtedness of or guaranty by us or such Restricted Subsidiary then existing or thereafter created that is not subordinated to the notes) for so long as such other Indebtedness is so secured (and any Lien created for the benefit of the holders of the notes and any other debt securities of any series issued pursuant to the indenture and having the benefit of this covenant shall provide by its terms that such Lien will be automatically released and discharged upon the release and discharge of the Lien securing such other Indebtedness); provided, however, that the above restrictions shall not apply to the following (the “Permitted Liens”):

(1)	Liens on property or other assets of any Person existing at the time such Person becomes a Restricted Subsidiary, provided that such Lien was not incurred in anticipation of such Person becoming a Restricted Subsidiary;

(2)	Liens on property or other assets existing at the time of acquisition by the Company or any Restricted Subsidiary, provided that such Lien was not incurred in anticipation of such acquisition;

(3)	Liens on property or assets to secure any Indebtedness incurred prior to, at the time of, or within 270 days after, the acquisition of such property or in the case of real property, the completion of construction, the completion of improvements or the beginning of substantial commercial operation of such real property for the purpose of financing all or any part of the purchase price of such real property, the construction thereof or the making of improvements thereto;

(4)	Liens in our favor or in favor of a Restricted Subsidiary;

(5)	Liens existing on the date of issuance of the notes;

(6)	Liens on property or other assets of a Person existing at the time the Person is merged into or consolidated with us or any Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to either us or any Restricted Subsidiary, provided that such Lien was not incurred in anticipation of the merger or consolidation or sale, lease or other disposition;

(7)	Liens arising in connection with the financing of accounts receivable by us or any Restricted Subsidiary; provided that the uncollected amount of account receivables subject at any time to any such financing shall not exceed $150,000,000; and

(8)	extensions, renewals or replacements (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to above without increase of the principal of the Indebtedness (plus any premium or fee payable in connection with any such extension, renewal or replacement) secured by the Lien; provided, however, that any Permitted Liens shall not extend to or cover any property of the Company or that of any Restricted Subsidiary, as the case may be, other than the property specified in the foregoing clauses and improvements to this property.

Notwithstanding the foregoing, the Company and any Restricted Subsidiary may create, assume, incur or guarantee Indebtedness secured by a Lien without equally and ratably securing the notes; provided, that at the time of such creation, assumption, incurrence or guarantee, after giving effect thereto and to the retirement of any Indebtedness that is concurrently being retired, the sum of (a) the aggregate amount of all outstanding Indebtedness secured by Liens other than Permitted Liens, and (b) the Attributable Debt of all our Sale/Leaseback Transactions (as defined below) permitted by the third paragraph under “Limitation on Sale and Leaseback Transactions” below) does not at such time exceed 5% of Consolidated Total Assets.

Limitations on sale and leaseback transactions

We will covenant in the indenture that we will not, and will not permit any Restricted Subsidiary to, enter into any arrangement relating to property now owned or hereafter acquired whereby either we transfer, or any Restricted Subsidiary transfers, such property to a Person and either we or any Restricted Subsidiary leases it back from such Person (a “Sale/Leaseback Transaction”), unless:

•

we or such Restricted Subsidiary could, at the time of entering into such arrangement, incur Indebtedness secured by a Lien on the property involved in the transaction in an amount at least equal to the Attributable Debt with respect to such Sale/Leaseback Transaction, without equally and ratably securing the notes as described under “Limitation on Liens” above; or

•

the net proceeds of the Sale/Leaseback Transaction are at least equal to such property’s fair market value, as determined by our Board of Directors, and the proceeds are applied within 180 days of the effective date of the Sale/Leaseback Transaction to the repayment of senior indebtedness of ours or any Restricted Subsidiary.

The restrictions set forth above will not apply to a Sale/Leaseback Transaction: (i) entered into prior to the date of issuance of the notes; (ii) that exists at the time any Person that owns property or assets becomes a Restricted Subsidiary; (iii) between us and a Restricted Subsidiary or between Restricted Subsidiaries; (iv) involving leases for a period of no longer than three years; or (v) in which the lease for the property or asset is entered into within 270 days after the date of acquisition, completion of construction or commencement of full operations of such property or asset, whichever is latest.

Notwithstanding the restrictions contained above, we and our Restricted Subsidiaries may enter into a Sale/Leaseback Transaction; provided that at the time of such transaction, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to Sale/Leaseback Transactions existing at such time that could not have been entered into pursuant to the above restrictions, together with the aggregate amount of all outstanding Indebtedness secured by Liens as permitted by the last paragraph under the section entitled “Limitation on Liens” above, does not at such time exceed 5% of Consolidated Total Assets.

“Attributable Debt” means an amount equal to the lesser of (a) the fair market value of the property (as determined by our Board of Directors) or (b) the present value of the total net amount of payments to be made under the lease during its remaining term, discounted at the interest rate set forth or implicit in the terms of the lease, compounded semi-annually.

“Consolidated Total Assets” means the total assets of the Company and its consolidated subsidiaries, as set forth on our most recent consolidated balance sheet, as determined under GAAP.

“GAAP” means with respect to any computations required or permitted hereunder, generally accepted accounting principles in effect in the United States as in effect from time to time; provided, however if the Company is required by the SEC to adopt (or is permitted to adopt and so adopts) a different accounting framework, including but not limited to the International Financial Reporting Standards, “GAAP” shall mean such new accounting framework as in effect from time to time, including, without limitation, in each case, those accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“Indebtedness” means any and all obligations of a Person for money borrowed which, in accordance with GAAP, would be reflected on the balance sheet of such person as a liability on the date as of which Indebtedness is to be determined.

“Net Revenue” means, with respect to any Person for any period, the net revenue of such Person and its consolidated subsidiaries, determined on a consolidated basis in accordance with GAAP for such period.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

“Restricted Subsidiary” means any Subsidiary (a) the Total Assets of which exceed 10% of Consolidated Total Assets as of the end of the most recently completed fiscal year or (b) the Net Revenue of which exceeds 10% of the Net Revenue of the Company and its consolidated subsidiaries as of the end of the most recently completed fiscal year.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person.

“Total Assets” means, at any date as to any Person, the total assets of such Person and its consolidated subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

SEC Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within

30 days after the same are filed with the SEC. Documents filed by us with the SEC via the EDGAR system (or any successor thereto) will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR.

Events of default

Holders of notes will have specified rights if an Event of Default (as defined below) occurs.

The term “Event of Default” in respect of the notes means any of the following:

•	we do not pay interest on any note within 30 days of its due date;

•	we do not pay the principal of or any premium on any note, when due and payable, at maturity, or upon acceleration or redemption;

•

we remain in breach of a covenant or warranty in respect of the indenture or any note (other than a covenant included in the indenture solely for the benefit of debt securities of another series) for 90 days after we receive a written notice of default, which notice must be sent by either the Trustee or holders of at least 25% in principal amount of the outstanding notes;

•

we or a Restricted Subsidiary fail to pay the principal of any Indebtedness when due at maturity in an aggregate amount of $50 million or more, or a default occurs that results in the acceleration of the maturity of our or any of our Restricted Subsidiaries’ Indebtedness in an aggregate amount of $50 million or more; or

•	we file for bankruptcy, or other events of bankruptcy, insolvency or reorganization specified in the indenture.

If an Event of Default with respect to the notes has occurred, the Trustee or the holders of at least 25% in principal amount of the notes may declare the entire unpaid principal amount of (and premium, if any), and all the accrued interest on, such notes to be due and immediately payable. This is called a declaration of acceleration of maturity. There is no action on the part of the Trustee or any holder of the notes required for such declaration if the Event of Default is the Company’s bankruptcy, insolvency or reorganization. Holders of a majority in principal amount of the notes may also waive certain past defaults under the indenture with respect to the notes on behalf of all of the holders of the notes. A declaration of acceleration of maturity may be canceled, under specified circumstances, by the holders of at least a majority in principal amount of the notes and the Trustee.

The Trustee is not required to take any action under the indenture at the request of holders unless the holders offer the Trustee protection from expenses and liability satisfactory to the Trustee. If an indemnity satisfactory to the Trustee is provided, the holders of a majority in principal amount of notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. The Trustee may refuse to follow those directions in certain circumstances specified in the indenture. No delay or omission in exercising any right or remedy will be treated as a waiver of the right, remedy or Event of Default.

Before holders are allowed to bypass the Trustee and bring a lawsuit or other formal legal action or take other steps to enforce their rights or protect their interests relating to the notes, the following must occur:

•	such holders must give the Trustee written notice that an Event of Default has occurred and remains uncured;

•

holders of at least 25% in principal amount of the notes must make a written request that the Trustee take action because of the default and must offer the Trustee indemnity satisfactory to the Trustee against the cost and other liabilities of taking that action; and

•	the Trustee must have failed to take action for 60 days after receipt of the notice and offer of indemnity.

Holders are, however, entitled at any time to bring a lawsuit for the payment of money due on the notes on or after the due date.

Modification of the indenture

The indenture provides that we and the Trustee may, without the consent of any holders of the debt securities, enter into supplemental indentures for the purposes, among other things, of:

•	curing ambiguities or inconsistencies in the indenture or making any other provisions with respect to matters or questions arising under the indenture;

•	providing for the assumption by a successor corporation of the obligations of the Company under the indenture;

•	adding guarantees with respect to the notes;

•	securing the notes;

•	adding to the covenants of the Company for the benefit of the holders or surrendering any right or power conferred upon the Company;

•	adding additional events of default;

•	making any change that does not adversely affect the rights of any holder;

•	changing or eliminating any provisions of the indenture so long as there are no holders entitled to the benefit of the provisions;

•	complying with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act of 1939; or

•	conforming the provisions of the indenture and the notes to the “Description of notes” section in this prospectus supplement.

With specific exceptions, the indenture or the rights of the holders of the notes may be modified by us and the Trustee with the consent of the holders of a majority in aggregate principal amount of the notes, but no modification may be made without the consent of the holder of each outstanding note that, among other things, would:

•	extend the maturity of any payment of principal of or any installment of interest on any notes;

•	reduce the principal amount of any note, or the interest thereon, or any premium payable on any note upon redemption thereof;

•	change any place of payment where, or the currency in which, any note or any premium or interest is denominated as payable;

•	change the ranking of the notes;

•	impair the right to sue for the enforcement of any payment on or with respect to any note; or

•

reduce the percentage in principal amount of outstanding notes required to consent to any supplemental indenture, any waiver of compliance with provisions of the indenture or specific defaults and their consequences provided for in the indenture, or otherwise modify the sections in the indenture relating to these consents.

Defeasance and covenant defeasance

We may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of any series (except as otherwise provided in the indenture) (“defeasance”) or (ii) to be released from our obligations with respect to certain covenants that are described in the indenture (“covenant defeasance”), upon the deposit with the Trustee, in trust for such purpose, of money and/or government obligations that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, as certified by a nationally recognized firm of certified public accountants or other appropriate independent financial professional, without reinvestment, to pay the principal of, premium, if any, and interest on the notes to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous senior payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the Trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. We may exercise our defeasance option with respect to debt securities notwithstanding our prior exercise of our covenant defeasance option. If we exercise our defeasance option, payment of the notes may not thereafter be accelerated because of an Event of Default.

If we exercise our covenant defeasance option, payment of the notes may not there after be accelerated by reference to any covenant from which we are released as described under clause (ii) of the immediately preceding paragraph. However, if acceleration were to occur for other reasons, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the notes, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

The trustee and transfer and paying agent

Wells Fargo Bank, National Association, acting through its corporate trust office at 45 Broadway, 14th Floor, New York, NY 10006, is the Trustee for the notes and is the transfer and paying agent for the notes. Principal and interest will be payable, and the notes will be transferable, at the office of the paying agent. We may, however, pay interest by check mailed to registered holders of the notes. At the maturity of the notes, the principal, together with accrued interest thereon, will be payable in immediately available funds upon surrender of such notes at the office of the Trustee.

No service charge will be made for any transfer or exchange of the notes, but we may, except in specific cases not involving any transfer, require payment of a sufficient amount to cover any tax or other governmental charge payable in connection with the transfer or exchange.

Payments of principal of, any premium on, and any interest on individual notes represented by a global note registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global note representing the notes. Neither we, the Trustee, any paying agent, nor the transfer agent for the notes will have any responsibility or liability for the records relating to or payments made on account of beneficial ownership interests of the global note for the notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for the notes or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global note representing the notes, will immediately credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the principal amount of the global note for the notes as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” The payments will be the responsibility of those participants.

In specific instances, we or the holders of a majority of the then outstanding principal amount of the notes may remove the Trustee and appoint a successor Trustee. The Trustee may become the owner or pledgee of the notes with the same rights, subject to conflict of interest restrictions, it would have if it were not the Trustee. The Trustee and any successor trustee must be eligible to act as trustee under Section 310(a)(1) of the Trust Indenture Act of 1939 and shall have a combined capital and surplus of at least $50,000,000 and be subject to examination by federal or state authority. Subject to applicable law relating to conflicts of interest, the Trustee may also serve as trustee under other indentures relating to securities issued by us or our affiliated companies and may engage in commercial transactions with us and our affiliated companies.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

Title

We, the Trustee and any agent of ours may treat the registered owner of any debt security as the absolute owner thereof (whether or not the debt security shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

Replacement of notes

We will replace any mutilated note at the expense of the holders upon surrender to the Trustee. We will replace notes that become destroyed, lost or stolen at the expense of the holder upon delivery to the Trustee of satisfactory evidence of the destruction, loss or theft thereof. In the event of a destroyed, lost or stolen note, an indemnity or security satisfactory to us and the Trustee will be required at the expense of the holder of the note before a replacement note will be issued.

Governing law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book entry, delivery and form

The notes will be issued in the form of one or more fully registered global notes (each a “global note”) which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depositary”) and registered in the name of Cede & Co., the Depositary’s nominee. We will not issue notes in certificated form except in certain circumstances. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary (the “Depositary Participants”). Investors may elect to hold interests in the global notes through either the Depositary (in the United States), or Clearstream Banking Luxembourg S.A. (“Clearstream Luxembourg”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) (in Europe) if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of the Depositary. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream Luxembourg and JPMorgan Chase Bank acts as U.S. depositary for Euroclear (the “U.S. Depositaries”). Beneficial interests in the global notes will be held in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Except as set forth below, the global notes may be transferred, in whole but not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

The Depositary has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants (“Direct Participants”) deposit with the Depositary. The Depositary also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority. Access to the Depositary’s book-entry system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to the Depositary and its Direct and Indirect Participants are on file with the SEC.

Clearstream Luxembourg has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations, known as Clearstream Luxembourg participants, and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg participants through electronic book-entry changes in accounts of Clearstream Luxembourg participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Luxembourg participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream Luxembourg participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream Luxembourg participant either directly or indirectly.

Distributions with respect to the notes held beneficially through Clearstream Luxembourg will be credited to the cash accounts of Clearstream Luxembourg participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream Luxembourg.

Euroclear has advised us that it was created in 1968 to hold securities for its participants, known as Euroclear participants, and to clear and settle transactions between Euroclear participants and between Euroclear participants and participants of certain other securities intermediaries through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear is owned by Euroclear Clearance System Public Limited Company and operated through a license agreement by Euroclear Bank S.A./N.V., known as the Euroclear operator. The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing and related services. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters.

Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is regulated and examined by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively referred to as the terms and conditions. The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. Depositary for Euroclear.

If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue the notes in definitive form in exchange for the entire global note representing such notes. In addition, we may at any time, and in our sole discretion, determine not to have the notes represented by the global note and, in such event, will issue notes in definitive form in exchange for the global note representing such notes. In any such instance, an owner of a beneficial interest in the global note will be entitled to physical delivery in definitive form of notes represented by such global note equal in principal amount to such beneficial interest and to have such notes registered in its name.

Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Clearstream Luxembourg, Euroclear or the Depositary, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Clearstream Luxembourg and within Euroclear and between Clearstream Luxembourg and Euroclear in accordance with procedures established for these purposes by Clearstream Luxembourg and Euroclear. Book-entry interests in the notes may be transferred within the Depositary in accordance with procedures established for this purpose by the Depositary. Transfers of book-entry interests in the notes among Clearstream Luxembourg and Euroclear and the Depositary may be effected in accordance with procedures established for this purpose by Clearstream Luxembourg, Euroclear and the Depositary.

Global clearance and settlement procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between Depositary Participants will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using the Depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Luxembourg participants and Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the Depositary, on the one hand, and directly or indirectly through Clearstream Luxembourg or Euroclear participants, on the other, will be effected through the Depositary in accordance with the Depositary’s rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time).

The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Luxembourg participants and Euroclear participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of the notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a Depositary Participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits, or any transactions in the notes settled during such processing, will be reported to the relevant Euroclear participants or Clearstream Luxembourg participants on that business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of notes by or through a Clearstream Luxembourg participant or a Euroclear participant to a Depositary Participant will be received with value on the business day of settlement in the Depositary but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of the Depositary, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

Certain United States federal income tax consequences

General

The following is a summary of certain United States federal income tax consequences of the ownership, sale or other disposition of the notes by a holder that acquired such notes at original issuance at the price indicated on the cover of this prospectus supplement. This summary is based upon United States federal income tax law as of the date hereof, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, such as investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, expatriates and tax-exempt organizations), persons that will hold the notes as a part of a straddle, conversion, constructive sale or other integrated transaction for United States federal income tax purposes, partnerships (or entities treated as partnerships for U.S. federal income tax purposes) and partners in such partnerships or U.S. Holders (as defined below) that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss any foreign, state or local tax considerations. This summary is written for investors that will hold their notes as “capital assets” under the Internal Revenue Code of 1986, as amended (the “Code”).

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a note that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation for United States federal income tax purposes, created in or organized under the laws of the United States or any state or political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and with respect to which one or more United States persons have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable United States Treasury regulations to be treated as a United States person. A beneficial owner of a note that is not a U.S. Holder or a partnership for U.S. tax purposes is referred to herein as a “Non-U.S. Holder.” If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of notes, the treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A holder of notes that is a partnership and partners in such a partnership should consult their tax advisors about the United States federal income tax consequences of holding and disposing of notes.

Tax consequences to U.S. holders

Interest.    Payments of stated interest on the notes will be taxable to a U.S. Holder as ordinary interest income (in accordance with the holder’s regular method of tax accounting) at the time such payments are accrued or received.

Original issue discount.    It is expected, and therefore this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes. If, however, the notes’ principal amount exceeds the issue price by more than a de minimis amount, as determined under applicable Treasury regulations, a U.S. Holder will be required to include such excess in income as original issue discount as it accrues, and before the receipt of cash payments attributable to this income, in accordance with a constant-yield method based on a compounding of interest.

Sale, exchange, retirement or other disposition of the notes.    Upon a sale or other taxable disposition of notes, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between the amount realized on the disposition (other than an amount attributable to accrued but unpaid interest, which will be taxable as ordinary income to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in such notes. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the cost of the note to such holder. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the notes is more than one year at the time of disposition.

Tax consequences to non-U.S. holders

Interest.    All payments of interest will be exempt from United States federal income and withholding tax, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and (iii) the Non-U.S. Holder certifies, under penalties of perjury, on Internal Revenue Service Form W-8BEN (or appropriate substitute form) that it is not a United States person and provides its name, address and certain other required information or certain other certification requirements are satisfied.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% United States federal withholding, unless such Non-U.S. Holder provides a properly executed (i) Internal Revenue Service Form W-8BEN (or appropriate substitute form) claiming an exemption from or reduction in withholding tax under the benefit of an applicable income tax treaty or (ii) Internal Revenue Service Form W-8ECI (or appropriate substitute form) stating that interest paid or accrued on the notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the United States, as described below.

Sale, exchange, retirement or other disposition of the notes.    Subject to the discussion below concerning backup withholding and except with respect to accrued but unpaid interest, which will be taxable as described above under “Interest,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on the receipt of payments of principal on a note, or on any gain recognized upon the sale, exchange, retirement or other disposition of a note, unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if a treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States or (ii) such Non-U.S. Holder is an individual that is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met.

Income effectively connected with a United States trade or business.    If a Non-U.S. Holder of notes is engaged in a trade or business in the United States, and if interest or gain on the notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder generally will be subject to regular United States federal income tax on such income or gain in the same manner as if the non-U.S. Holder were a U.S. Holder. If the Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Interest income that is effectively connected with a U.S. trade or business (and, if an income tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30% withholding, provided that the holder claims exemption from withholding by certifying its qualification by providing a properly executed IRS Form W-8ECI. In addition, if such a Non-U.S. Holder is a foreign corporation, such holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Information reporting and backup withholding

U.S. holders.    Payments of interest on, or the proceeds of the sale or other disposition of, a note are generally subject to information reporting unless the U.S. Holder is an exempt recipient (such as a corporation). Such payments, along with principal payments on the note, may also be subject to United States federal backup withholding tax at the applicable rate if the recipient of such payment fails to supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise fails to establish an exemption from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against that U.S. Holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Non-U.S. holders.    A Non-U.S. Holder may be required to comply with certain certification procedures to establish that the holder is not a United States person in order to avoid backup withholding with respect to payments of principal and interest on, or the proceeds of the sale or other disposition of, a note. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that Non-U.S. Holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service. In certain circumstances, the name and address of the beneficial owner and the amount of interest paid on a note, as well as the amount, if any, of tax withheld, may be reported to the Internal Revenue Service. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Underwriting

We and the underwriters named below have entered into an underwriting agreement with respect to the notes. Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are acting as representatives of the several underwriters. Subject to the terms and conditions in the underwriting agreement, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal amount of notes

Goldman, Sachs & Co.	$

J.P. Morgan Securities Inc.

Citigroup Global Markets Inc.

Total	$

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters have agreed to purchase all of the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected securities dealers at the public offering price minus a concession of up to         % of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to         % of the principal amount to certain other brokers or dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

In the underwriting agreement, we have agreed that:

•	We will pay our expenses related to the offering, which we estimate will be $ , excluding underwriting discounts and commissions.

•

We will indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering of the notes (expressed as a percentage of the principal amount of the notes):

Paid by us
Per note		%
Total	$

The notes are a new issue of securities, and there is currently no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time without notice in their sole discretion. Therefore, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with this offering of the notes, the underwriters may engage in overallotments, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes, as applicable. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and our affiliates for which they received, or will receive, customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another

Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances which do not require the publication by Moody’s Corporation of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC of the European Union and includes any relevant implementing measure in each Relevant Member State.

This prospectus supplement is only being distributed to and is only directed at (i) persons who are outside the United Kingdom, (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Conflicts of interest

Affiliates of certain of the underwriters in this offering are lenders under our revolving credit facility and dealers of our commercial paper and may receive a portion of the net proceeds from this offering. More than 5% of the proceeds of the offering may be used to repay borrowings we have received from affiliates of J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., respectively, each a participating underwriter in this offering. Because of the foregoing, a “conflict of interest” may be deemed to exist under NASD Rule 2720 of the Financial Industry Regulatory Authority. As a result, the offering is being conducted in accordance with the applicable provisions and exemptions of Rule 2720.

Legal matters

Certain legal matters in connection with the notes offered under this prospectus supplement will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for the underwriters by Davis Polk  & Wardwell LLP, New York, New York.

Experts

The consolidated financial statements of Moody’s Corporation as of and for the years ended December 31, 2009 and 2008 appearing in Moody’s Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009, and management’s assessment of the effectiveness of Moody’s Corporation’s internal control over financial reporting as of December 31, 2009 have been incorporated herein by reference in reliance upon the report of KPMG LLP incorporated by reference herein and upon the authority of such firm as experts in accounting and auditing.

The financial statements for the year ended December 31, 2007 incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.

MOODY’S CORPORATION

Debt Securities

Moody’s Corporation, from time to time, may offer to sell, issue and sell senior or subordinated debt securities.

We may offer and sell these debt securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these debt securities. The specific terms of any debt securities to be offered will be described in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus, carefully before you make your investment decision.

THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

Investing in our debt securities involves risks. You should carefully read and consider the information referred to under the heading “Risk Factors” on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated August 2, 2010

In this prospectus, except as otherwise indicated, the “Company”, “Moody’s”, “we”, “our”, and “us” refer to Moody’s Corporation and its subsidiaries.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may from time to time sell debt securities in one or more offerings.

This prospectus provides you with a general description of the debt securities that we may offer. Each time we sell debt securities, we will provide a prospectus supplement that contains specific information about the terms of that offering. The prospectus supplement may also add information to this prospectus or update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 relating to the debt securities covered by this prospectus. This prospectus is part of the registration statement and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect without charge a copy of the registration statement at the SEC’s Public Reference Room in Washington D.C., as well as through the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” documents we file with the SEC into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus. Any statement in this prospectus or incorporated by reference into this prospectus shall be automatically modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in a subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference into this prospectus the documents listed below and all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the completion of the offering of all debt securities covered by the respective prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not “filed” in accordance with SEC rules):

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our Annual Report on Form 10-K for the year ended December 31, 2009 filed on March 1, 2010, including portions of our Definitive Proxy Statement on Schedule 14A filed on March 11, 2010, to the extent specifically incorporated by reference into such Annual Report on Form 10–K;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2010 filed on May 7, 2010;

•	our Quarterly Report on Form 10-Q for the period ended June 30, 2010 filed on August 2, 2010; and

•	our Current Report on Form 8-K filed on April 26, 2010.

You may request a copy of these filings, at no cost, by writing or telephoning us at:

Moody’s Corporation

7 World Trade Center at 250 Greenwich Street

New York, New York 10007

Attention: Investor Relations

Telephone: (212) 553-0300

You should rely only on the information contained in, or incorporated by reference into, this prospectus, any accompanying prospectus supplement or any free writing prospectus filed by us with the SEC and any information about the terms of debt securities conveyed to you by us, our underwriters or agents. We have not authorized anyone else to provide you with different or additional information. We are not offering to sell or soliciting any offer to buy any securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any accompanying prospectus supplement, any free writing prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, any prospectus supplement and the documents incorporated by reference herein or therein are forward-looking statements and are based on future expectations, plans and prospects for our business and operations that involve a number of risks and uncertainties. Such statements involve estimates, projections, goals, forecasts, assumptions and uncertainties that could cause actual results or outcomes to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements. Those statements appear at various places throughout this prospectus, any prospectus supplement and the documents incorporated by reference herein or therein, including in the sections containing the words “believe”, “expect”, “anticipate”, “intend”, “plan”, “will”, “predict”, “potential”, “continue”, “strategy”, “aspire”, “target”, “forecast”, “project”, “estimate”, “should”, “could”, “may” and similar expressions or words and variations thereof relating to our views on future events, trends and contingencies. Investors are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements and other information speak only as of the date on the front cover of the applicable document, and we undertake no obligation (nor do we intend) to publicly supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are identifying examples of factors, risks and uncertainties that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to:

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the current world-wide credit market disruptions and economic slowdown, which is affecting and could continue to affect the volume of debt and other securities issued in domestic and/or global capital markets;

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other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including credit quality concerns, changes in interest rates and other volatility in the financial markets;

•	the uncertain effectiveness and possible collateral consequences of U.S. and foreign government initiatives to respond to the economic slowdown;

•	concerns in the marketplace affecting our credibility or otherwise affecting market perceptions of the integrity or utility of independent agency ratings;

•	the introduction of competing products or technologies by other companies;

•	pricing pressure from competitors and/or customers;

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the impact of regulation as a nationally recognized statistical rating organization, or an NRSRO, and the potential for new U.S., state and local legislation and regulations, including provisions in the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act and anticipated regulations resulting from that law;

•	the potential for increased competition and regulation in foreign jurisdictions;

•	exposure to litigation related to our rating opinions, as well as any other litigation to which we may be subject from time to time;

•	provisions in the Dodd-Frank legislation modifying pleading and liability standards applicable to credit rating agencies in a manner adverse to rating agencies;

•	the possible loss of key employees;

•	failures or malfunctions of our operations and infrastructure;

•	the outcome of any review by controlling tax authorities of our global tax planning initiatives;

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the outcome of those Legacy Tax Matters (as defined in the documents incorporated by reference herein) and legal contingencies that relate to us, our predecessors and affiliated companies for which we have assumed portions of the financial responsibility;

•	our ability to successfully integrate acquired businesses; and

•	a decline in the demand for credit risk management tools by financial institutions.

The foregoing factors, risks and uncertainties as well as other risks and uncertainties that could cause Moody’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements are described in greater detail under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010, in any accompanying prospectus supplement and in other filings made by the Company from time to time with the SEC or in materials incorporated herein or therein. Investors are cautioned that the occurrence of any of these factors, risks and uncertainties may cause our actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements, which could have a material and adverse effect on our business, results of operations and financial condition. New factors may emerge from time to time, and it is not possible for us to predict new factors, nor can we assess the potential effect of any new factors on us.

MOODY’S CORPORATION

Moody’s is a provider of (i) credit ratings, (ii) credit and economic related research, data and analytical tools, (iii) risk management software and (iv) quantitative credit risk measures, credit portfolio management solutions and training services. In 2007 and prior years, Moody’s operated in two reportable segments: Moody’s Investors Service, or MIS, and Moody’s KMV. Beginning in January 2008, Moody’s segments were changed to reflect the business reorganization announced in August 2007 and Moody’s now reports in two new reportable segments: MIS and Moody’s Analytics, or MA. As a result of this reorganization, the rating agency remains in the MIS operating segment and several ratings business lines have been realigned. All of Moody’s other non-rating commercial activities are included within the new MA segment.

MIS, the credit rating agency, publishes credit ratings on a wide range of debt obligations and the entities that issue such obligations in markets worldwide, including various corporate and governmental obligations, structured finance securities and commercial paper programs. Revenue is derived from the originators and issuers of such transactions who use MIS ratings to support the distribution of their debt issues to investors. MIS provides ratings in more than 110 countries. Ratings are disseminated via press releases to the public through a variety of print and electronic media, including the Internet and real-time information systems widely used by securities traders and investors. As of December 31, 2009, MIS had ratings relationships with approximately 12,000 corporate issuers and approximately 25,000 public finance issuers. Additionally, the Company has rated and currently monitors ratings on approximately 106,000 structured finance obligations (representing approximately 16,000 transactions).

The MA segment develops a wide range of products and services that support the credit risk management activities of institutional participants in global financial markets. Within its Research, Data and Analytics business, MA distributes investor-oriented research and data developed by MIS as part of its ratings process, including in-depth research on major debt issuers, industry studies, commentary on topical credit related events and also provides economic research and credit data and analytical tools such as quantitative credit risk scores. Within its Risk Management Software business, MA provides both economic and regulatory capital risk management software and implementation services. Within its professional services business it provides quantitative credit risk measures, credit portfolio management solutions and training services. As of December 31, 2009, MA customers represented more than 4,800 institutions worldwide operating in approximately 115 countries. Throughout 2009, Moody’s research website was accessed by 174,000 individuals and by users representing 29,000 client relationships.

We operated as part of the former Dun and Bradstreet Company, or Old D&B, until September 30, 2000, when Old D&B separated into two publicly traded companies – Moody’s Corporation and the New D&B Corporation, or New D&B (the “2000 Distribution”). At that time, Old D&B distributed to its shareholders shares of New D&B stock. New D&B comprised the business of Old D&B’s Dun & Bradstreet operating company. The remaining business of Old D&B consisted solely of the business of providing ratings and related research and credit risk management services and was renamed Moody’s Corporation. For purposes of governing certain ongoing relationships between us and New D&B after the 2000 Distribution and to provide for an orderly transition, we and New D&B entered into various agreements including a distribution agreement, tax allocation agreement and employee benefits agreement.

Our principal executive offices are located at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007, and our telephone number is (212) 553-0300. Our internet address is www.moodys.com. Information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus.

RISK FACTORS

An investment in our debt securities involves significant risks. Before purchasing any debt securities, you should carefully consider and evaluate all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2010 and June 30, 2010, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement. Our business, results of operations or financial condition could be adversely affected by any of these risks or by additional risks and uncertainties not currently known to us or that we currently consider immaterial.

USE OF PROCEEDS

Except as may be otherwise set forth in the applicable prospectus supplement accompanying this prospectus, the net proceeds from the sale of debt securities will be used for general corporate purposes, including:

•	working capital;

•	capital expenditures;

•	acquisitions of or investments in businesses or assets;

•	redemption and repayment of short-term or long-term borrowings; and

•	purchases of our common stock under our ongoing stock repurchase program.

Pending application of the net proceeds from the sale of debt securities, we may invest the net proceeds in short-term investments.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated.

	Six months ended June 30,	Years Ended December 31,
	2010	2009	2008	2007	2006	2005
Ratio of earnings to fixed charges (1)	10.2	10.2	8.6	14.2	52.6	34.2

(1)	For the purpose of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes and non-controlling interests plus fixed charges and amortization of capitalized interest expense, less capitalized interest. Fixed charges are the sum of interest on borrowings and one-third of rental expense, which represents our estimate of the interest component of rental expense. Additionally, fixed charges include interest expense (income), net related to unrecognized tax benefits. As of the date of this prospectus, we had no preferred stock outstanding.

DESCRIPTION OF DEBT SECURITIES

We may offer unsecured debt securities which may be senior or subordinated. Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued in one or more series under an indenture to be entered into between us and Wells Fargo Bank, National Association, as trustee. The indenture is filed as an exhibit to the registration statement of which this prospectus forms a part.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the applicable prospectus supplement and the following description.

Debt Securities

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time. Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

•	title and aggregate principal amount;

•	whether the debt securities are subject to subordination and applicable subordination provisions, if any;

•	percentage or percentages of principal amount at which such debt securities will be issued;

•	issuance date;

•	maturity date(s);

•	interest rate(s) or the method for determining the interest rate(s);

•	dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

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whether interest will be payable in cash or in additional debt securities of the same series, or shall accrue and increase the aggregate principal amount outstanding of such series (including if the debt securities were originally issued at a discount);

•	redemption or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	whether such debt securities will be issued in whole or in part in the form of one or more global securities;

•	identity of the depositary(ies) for global securities;

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whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

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the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on such debt securities will be payable;

•	securities exchange(s) on which the debt securities will be listed, if any;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	provisions relating to covenant defeasance and legal defeasance of debt securities of the series;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•	provisions, if any, granting special rights upon the occurrence of specified events;

•	any restriction of transferability of the series; and

•	additional terms not inconsistent with the provisions of the indenture.

In addition, the applicable prospectus supplement will describe whether any underwriter will act as a market maker for the debt securities, and the extent to which a secondary market for the debt securities is or is not expected to develop.

General

The debt securities may consist of debentures, notes, bonds or other types of indebtedness. One or more series of debt securities may be sold at a substantial discount below its stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency or other indices or other formulas. Holders of such debt securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currency or other reference factor. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currency or other reference factor to which the amount payable on such date is linked and certain United States federal income tax considerations will be set forth in the applicable prospectus supplement.

The term “debt securities” includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or currency unit.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the applicable prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell any series of debt securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents to the public or to institutional investors; or

•	through a combination of any of these methods of sale.

The prospectus supplement with respect to each series of debt securities will state the terms of the offering of the debt securities, including:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the net proceeds to be received by us from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

If we use underwriters or dealers in the sale, the debt securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	privately negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any debt securities, the debt securities may be offered either to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the debt securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the debt securities if they purchase any of the debt securities.

If indicated in an applicable prospectus supplement, we may sell the debt securities through agents from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the debt securities and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase debt securities at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions paid for solicitation of these delayed delivery contracts.

Offered debt securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, and its compensation will be described in the applicable prospectus supplement.

Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Each series of debt securities will be a new issue of debt securities and will have no established trading market. The debt securities may or may not be listed on a national securities exchange. Any underwriters to whom debt securities are sold by us for public offering and sale may make a market in the debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS

The validity of the debt securities being offered by this prospectus will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. In connection with particular offerings of the debt securities in the future, and unless otherwise indicated in the applicable prospectus supplement, the validity of those debt securities will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Additional legal matters may be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Moody’s Corporation as of and for the years ended December 31, 2009 and 2008 appearing in Moody’s Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009, and management’s assessment of the effectiveness of Moody’s Corporation’s internal control over financial reporting as of December 31, 2009 have been incorporated herein by reference in reliance upon the report of KPMG LLP incorporated by reference herein and upon the authority of such firm as experts in accounting and auditing.

The financial statements for the year ended December 31, 2007 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.